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Proc-Type: 2001,MIC-CLEAR
Originator-Name: webmaster@www.sec.gov
Originator-Key-Asymmetric:
 MFgwCgYEVQgBAQICAf8DSgAwRwJAW2sNKK9AVtBzYZmr6aGjlWyK3XmZv3dTINen
 TWSM7vrzLADbmYQaionwg5sDW3P6oaM5D3tdezXMm7z1T+B+twIDAQAB
MIC-Info: RSA-MD5,RSA,
 GGEfFrMdLSUM8tWNivH1355s+ySzkLvt3667vDK/i6+lPDKGGqN39O7ddLj0tZQH
 Qf3KkfQknSunxDhzPFZS2Q==

<SEC-DOCUMENT>0001206284-06-000015.txt : 20061121
<SEC-HEADER>0001206284-06-000015.hdr.sgml : 20061121
<ACCEPTANCE-DATETIME>20061120173704
ACCESSION NUMBER:		0001206284-06-000015
CONFORMED SUBMISSION TYPE:	SC 13G
PUBLIC DOCUMENT COUNT:		1
FILED AS OF DATE:		20081212
DATE AS OF CHANGE:	20081212

SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			ENERGYCONNECT GROUP INC
		CENTRAL INDEX KEY:			0000944947
		STANDARD INDUSTRIAL CLASSIFICATION:	ELECTRICAL WORK [1731]
		IRS NUMBER:				930935149
		STATE OF INCORPORATION:			OR
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	333-152249
		FILM NUMBER:	08946950

	BUSINESS ADDRESS:
		STREET 1:		5335 SW Meadows Rd. Suite 325
		CITY:			Lake Oswego
		STATE:		OR
		ZIP:			97035
		BUSINESS PHONE:	5036033500

	MAIL ADDRESS:
		STREET 1:		5335 SW Meadows Rd. Suite 325
		CITY:			Lake Oswego
		STATE:		OR
		ZIP:			97035


FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			BRECKEN CAPITAL LLC
		CENTRAL INDEX KEY:			0001381870
		IRS NUMBER:					16-1633928
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231


	FILING VALUES:
		FORM TYPE:		SC 13G

	BUSINESS ADDRESS:
		STREET 1:		346 HARTSHORN DRIVE
		STREET 2:
		CITY:			SHORT HILLS
		STATE:		NJ
		ZIP:			07078
		BUSINESS PHONE:	973 376 8081

	MAIL ADDRESS:
		STREET 1:		346 HARTSHORN DRIVE
		STREET 2:
		CITY:			SHORT HILLS
		STATE:		NJ
		ZIP:			07078
</SEC-HEADER>
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                          ENERGYCONNECT GROUP INC (ECNG)
--------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   59536W104
--------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 12, 2008
--------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


- ----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    59536W104
            ---------------------


1. NAME OF REPORTING PERSONS

   Brecken Capital LLC             I.R.S. Identification No.: 16-1633932

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [X]
                                                                 (b) [_]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   7,284,579

6. SHARED VOTING POWER

   0

7. SOLE DISPOSITIVE POWER

   7,284,579

8. SHARED DISPOSITIVE POWER

   0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,284,579

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.66%

12.TYPE OF REPORTING PERSON*

   OO

----------------------------------------------------------------------

CUSIP No.   59536W104
            ---------------------


1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Brecken Capital Management Fund LLC     I.R.S. Identification No.: 16-1633928

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [X]
                                                                 (b) [_]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   7,284,579

6. SHARED VOTING POWER

   0

7. SOLE DISPOSITIVE POWER

   7,284,579

8. SHARED DISPOSITIVE POWER

   0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,284,579

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.66%

12.TYPE OF REPORTING PERSON*

   OO

------------------------------------------------------------------------

CUSIP No.   59536W104
            ---------------------


1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Leonard Brecken

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [X]
                                                                 (b) [_]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   7,284,579

6. SHARED VOTING POWER

   0

7. SOLE DISPOSITIVE POWER

   7,284,579

8. SHARED DISPOSITIVE POWER

   0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,284,579

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.66%

12.TYPE OF REPORTING PERSON*

   IN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

CUSIP No.   59536W104
            ---------------------


Item 1(a).  Name of Issuer:


            ENERGYCONNECT GROUP INC (ECNG)
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5335 SW Meadows Rd., Suite 325 Lake Oswego, Oregon 97035
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            This statement is being filed by Brecken Capital LLC (the "Reporting Person"), a Delaware limited liability company.

The Brecken Capital Management Fund LLC was formed to engage in the business of acquiring, holding and disposing of investments in various companies. The present principal business of Brecken Capital LLC is serving as the General Partner of the Brecken Capital Management Fund LLC. Leonard Brecken is the Managing Director of Brecken Capital LLC and sole investor. The address of Brecken Capital LLC's principal office is 346 Hartshorn Drive, Short Hills NJ 07078.


            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            346 Hartshorn Drive
            Short Hills
            New Jersey, NJ  07078
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            See Item 4 of each cover page.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            59536W104
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         See Item 9 of each cover page.
         ----------------------------------------------------------------------

     (b) Percent of class:

         See Item 11 of each cover page.
         ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:


          (i)   Sole power to vote or to direct the vote
                See Item 5 of each cover page.


          (ii)  Shared power to vote or to direct the vote
                See Item 6 of each cover page.


          (iii) Sole power to dispose or to direct the disposition of See Item 7 of each cover page.


          (iv) Shared power to dispose or to direct the disposition of See Item 8 of each cover page.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         Not applicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         Not applicable


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         Not applicable


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          Not applicable

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2008
- ---------------------------
(Date)


Brecken Capital LLC

By: /s/ Leonard Brecken
- --------------------------
Managing Director

Brecken Capital Management Fund LLC

By: /s/ Leonard Brecken
- --------------------------
Managing Director of
Brecken Capital LLC, its
General Partner

By: /s/ Leonard Brecken
- --------------------------


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.



</SEC-DOCUMENT>
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